CIRCUIT CITY STORES, INC. REPORTS FOURTH QUARTER
                           AND FISCAL YEAR 2003 SALES

                          Raises Earnings Expectations

                       Executive Officer Plans Retirement

Richmond, Va., March 6, 2003 - Circuit City Stores, Inc. (NYSE:CC) today reported sales for the fourth quarter and the fiscal year ended February 28, 2003, and increased its fourth quarter earnings expectations.

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For the fourth  quarter  ended  February 28, 2003,  total sales for Circuit City
Stores, Inc. decreased 5 percent to $3.20 billion from $3.36 billion in the same period last year, with comparable store sales decreasing 6 percent. For the fiscal year, total sales increased 5 percent to $9.96 billion from $9.52 billion last year. Comparable store sales increased 4 percent for the fiscal year.

"Our fourth quarter sales reflect the soft economy and continued declines in average retails across many product categories," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "For the quarter, continuing consumer interest in new technologies resulted in solid sales gains in digital projection televisions, plasma and LCD televisions, portable audio and mobile electronics," said McCollough. "Sales of DVD movies and video game software remained strong throughout the quarter, reflecting a number of hot title introductions. Sales of digital satellite systems and wireless phones, which carry higher-than-average gross profit margins, declined for the quarter, as did sales in the personal computer category.

"We believe that a number of factors influenced the February comparable store sales, which declined 10 percent," said McCollough. "We saw no apparent disruption in the sales pace immediately following implementation of the compensation change, reinforcing our belief that this move was the right one for our customers and our store operations. As the month progressed, we believe that concerns over the economy and national security, as well as harsh weather in the Eastern United States, particularly over Presidents' Day weekend, weighed on the sales results. Nevertheless, the sales pace for the full month was consistent with our performance at the end of January and the extended warranty sales pace was in line with our expectations.

"We congratulate our store directors and sales associates for making the transition to a single pay structure as seamless as possible for both our customers and our company," said McCollough. "Our operations team did an outstanding job planning for this change. We believe that our February results illustrate that drivers for success are our state-of-the art training programs and the personal commitment that our store associates make to customer service."

The percent of merchandise sales represented by each major product category for the fourth quarter and the fiscal year was as follows:

                                            Three Months Ended                     Fiscal Year Ended
                                               February 28                            February 28
                                     ---------------------------------      ---------------------------------
                                          2003             2002                  2003             2002
                                          ----             ----                  ----             ----
Video...........................            41%              40%                    40%             39%
Audio...........................            16               15                     15              15
Information Technology..........            28               32                     32              34
Entertainment...................            15               13                     13              12
                                     ---------------- ----------------      ---------------- ----------------
Total...........................           100%             100%                   100%            100%
                                     ---------------- ----------------      ---------------- ----------------

Store Openings and Relocations
During the quarter, Circuit City relocated two Superstores in the St. Louis, Mo., and Columbia, S.C., markets. For the full year, Circuit City opened eight new Superstores and relocated 11 Superstores.

Fourth Quarter and Fiscal Year 2003 Earnings Expectations
"We now anticipate fourth quarter earnings from continuing operations will be in the range of 33 cents per share to 36 cents per share, resulting in fiscal year 2003 earnings from continuing operations in the range of 17 cents per share to 20 cents per share," said McCollough. The fourth quarter estimated earnings per share range assumes approximately 3 cents per share of one-time costs related to the change in compensation structure and approximately 1 cent per share of remodel and relocation expenses, including accelerated depreciation on assets planned to be remodeled or relocated in fiscal 2004. The upward revision in the company's fourth quarter earnings estimate reflects no sales disruption and lower levels of severance and other one-time costs related to the change in compensation structure as well as a higher anticipated contribution from the finance operation, resulting primarily from a more favorable than anticipated valuation of the interest-only strip. For the full year, we expect remodel and relocation costs to total approximately 14 cents per share. On October 1, 2002, Circuit City completed the separation of the CarMax auto superstore business from the Circuit City consumer electronics business. As a result, results attributed to CarMax for periods prior to the separation date are presented as results from discontinued operations. The company's discontinued operations also include the operating results and loss on disposal of Digital Video Express, a business that ceased operations in June 1999.

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Executive Management Change
McCollough also announced today that Michael T. Chalifoux, who has served as Circuit City's executive vice president, chief financial officer and corporate secretary and as a member of the company's board of directors, has expressed his desire to retire. "Mike joined Circuit City 20 years ago as corporate controller," said McCollough. "At that time, we were still known as Wards Company, Inc. and had just passed $200 million in sales. During his long tenure, Mike has overseen the significant growth and changes in our consumer electronics retail business, the development of our finance operation and the creation and eventual separation of the CarMax business. Some short-term personal health issues have driven his desire to retire at this time, but he has agreed to stay on until a replacement is in place and to assist with all necessary transitions. We expect to complete the process, including the transition, by our annual meeting in June. We want to express our appreciation to Mike for his long service to the company and for agreeing to assist in the transition phase."

Earnings Release and Conference Call Information
Circuit City plans to release fourth quarter and fiscal 2003 earnings on April 2, 2003. The company will host a conference call for investors at 11:00 a.m. ET on that date. Domestic investors may access the call at 1-800-299-0148 (passcode: Circuit City), and international investors should dial 1-617-801-9711 (passcode: Circuit City). A live Web cast of the call will be available on the company's investor information home page at http://investor.circuitcity.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET on April 2 and will run through midnight, April 9, 2003. Domestic investors may access the recording at 1-888-286-8010, and international investors should dial 1-617-801-6888. The access code for the replay is 6064766. A replay of the call also will be available on the Circuit City investor information home page or at www.streetevents.com.

About Circuit City
Circuit City is a leading national retailer of brand-name consumer electronics, personal computers and entertainment software. With headquarters in Richmond, Va., Circuit City Stores, Inc. operates 611 Circuit City Superstores and 15 mall-based Circuit City Express stores, giving it more locations in more markets than any other consumer electronics specialty retailer. For more information, access the company's Web site at www.circuitcity.com.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. Securities and Exchange Commission filings.


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Contacts:  Ann Collier,  Vice President of Financial and Public  Relations,(804)
527-4058 Celeste Gunter, Director of Investor Relations, (804) 418-8237


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